Exhibit 1
The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
(1) CONNECTED TRANSACTION AND DISCLOSEABLE TRANSACTION —
PROPOSED ACQUISITIONS OF CERTAIN ASSETS AND BUSINESS FROM UNICOM PARENT
AND NETCOM PARENT
(2) CONTINUING CONNECTED TRANSACTION —
NETWORK LEASE AGREEMENT
Financial Adviser to China Unicom (Hong Kong) Limited
Independent Financial Adviser to the Independent Board Committee and
the Independent Shareholders of China Unicom (Hong Kong) Limited

1.	PROPOSED ACQUISITIONS OF CERTAIN ASSETS AND BUSINESS FROM UNICOM PARENT AND NETCOM PARENT
On 16 December 2008, Unicom China, a wholly-owned subsidiary of the Company, agreed to acquire from Unicom Parent and Netcom Parent the Target Assets and Business for a total consideration of RMB6.43 billion (equivalent to HK$7.28 billion), subject to adjustment as described in paragraph 2(d) below. Pursuant to the 2-Step Approach, on 16 December 2008, the following agreements were entered into in connection with the Proposed Acquisitions:
(i)
Unicom Parent, Netcom Parent and Unicom A Share Company entered into the Acquisition Agreement pursuant to which Unicom A Share Company agreed to acquire the Target Assets and Business, on the basis that Unicom A Share Company has the right to transfer all of its rights and obligations under the Acquisition Agreement to Unicom China and subject to, among others, the approval of the independent shareholders of Unicom A Share Company; and

(ii)
Unicom A Share Company and Unicom China entered into the Transfer Agreement pursuant to which Unicom A Share Company agreed to transfer all of its rights and obligations under the Acquisition Agreement to Unicom China, subject to, among others, the approval of the Independent Shareholders.

Whether on a stand-alone basis or aggregated with the applicable percentage ratios of the Previous Transaction, the Transfer Agreement pursuant to which the Proposed Acquisitions will be made constitutes a discloseable transaction and a connected transaction for the Company and is subject to the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules. Each of Unicom BVI and Netcom BVI and their respective associates will abstain from voting on the resolution to approve the Transfer Agreement. Subject to the satisfaction (or, if applicable, waiver) of certain conditions, including, among others, the approvals of the Independent Shareholders and the independent shareholders of Unicom A Share Company, completion of the Proposed Acquisitions is expected to take place on 31 January 2009. However, on completion of the Proposed Acquisitions, save for the arrangements as disclosed in paragraph 2(d) below, all of the profits and losses generated from the operation of the Target Assets and Business will be assumed by the Group with effect from 1 January 2009.

2.	PROPOSED LEASE OF TELECOMMUNICATIONS NETWORK IN SOUTHERN CHINA FROM UNICOM NEW HORIZON
In connection with the Proposed Acquisitions, Unicom China, Unicom Parent, Netcom Parent and Unicom New Horizon entered into the Network Lease Agreement on 16 December 2008 pursuant to which Unicom China will lease the telecommunications networks in Southern China from Unicom New Horizon on an exclusive basis on completion of the Proposed Acquisitions for an annual lease fee of RMB2.0 billion and RMB2.2 billion (equivalent to HK$2.3 billion and HK$2.5 billion) for the two financial years ending 31 December 2009 and 31 December 2010, respectively. Subject to the satisfaction (or, if applicable, waiver) of the conditions described below, the initial term of the Lease is two years effective from 1 January 2009 and the Lease is renewable at the option of Unicom China with at least two months’ prior notice on the same terms and conditions, except for the annual lease fee which will be subject to further negotiation between the parties. The Lease contemplated under the Network Lease Agreement constitutes a continuing connected transaction for the Company and is subject to the reporting and announcement requirements but is exempt from independent shareholders’ approval requirement under Chapter 14A of the Listing Rules.
Pursuant to the Network Lease Agreement, Unicom New Horizon has also granted Unicom China an option, but not an obligation, to purchase the leased telecommunications networks in Southern China. In the event that Unicom China elects to exercise such purchase option, the parties will discuss and negotiate the purchase price with reference to the appraised value of the telecommunications networks in Southern China determined in accordance with the Listing Rules, applicable PRC laws and regulations, and taking into account the prevailing market conditions and other relevant factors.

3.	CIRCULAR AND NOTICE OF EXTRAORDINARY GENERAL MEETING
CICC is the financial adviser to the Company in connection with the Proposed Acquisitions and the Lease. An Independent Board Committee, comprising all of the independent non-executive Directors, has been established to advise the Independent Shareholders, and Rothschild has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Shareholders, in each case on the terms of the Transfer Agreement pursuant to which the Proposed Acquisitions will be made. A circular which will contain further details of the Proposed Acquisitions and the Lease, a letter from the Independent Board Committee containing its recommendation to the Independent Shareholders and a letter of advice from Rothschild to the Independent Board Committee and the Independent Sharehlders in connection with the Proposed Acquisitions together with the notice of extraordinary general meeting of the Company will be despatched to the Shareholders as soon as practicable after the date of this announcement.
WARNING: The completion of the Proposed Acquisitions and the Lease are each subject to the satisfaction (or, if applicable, waiver) of certain conditions described below, and thus the Proposed Acquisitions and/or the Lease may or may not become effective. Shareholders, holders of ADSs and potential investors of the Company should therefore exercise caution when dealing in the Shares, ADSs or other securities of the Company. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.
1.	INTRODUCTION
The Board is pleased to announce that on 16 December 2008, Unicom China, a wholly-owned subsidiary of the Company, agreed to acquire the Target Assets and Business from Unicom Parent and Netcom Parent and, in connection with the Proposed Acquisitions, Unicom China agreed to lease the telecommunications networks in Southern China from Unicom New Horizon.

2.	THE PROPOSED ACQUISITIONS
(a)	Introduction

On 16 December 2008, Unicom China, a wholly-owned subsidiary of the Company, agreed to acquire from Unicom Parent and Netcom Parent the Target Assets and Business, comprising (i) the telecommunications business across the 21 provinces in Southern China (but not the underlying fixed assets) and the local access telephone business and related assets in Tianjin Municipality operated by Unicom Parent and Netcom Parent and/or their respective subsidiaries and branches, (ii) the backbone transmission assets in Northern China owned by Netcom Parent and/or its subsidiaries, (iii) a 100% equity interest in Unicom Xingye owned by Unicom Parent, (iv) a 100% equity interest in CITC owned by Unicom Parent and (v) a 100% equity interest in New Guoxin owned by Unicom Parent.

As disclosed in the Company’s announcement dated 16 November 2008, Unicom Parent and Netcom Parent have agreed to undertake a merger. Subject to obtaining all necessary PRC approvals, it is expected that such merger will become effective in early January 2009 and before the completion of the Proposed Acquisitions. Upon such merger becoming effective, Unicom Parent will assume all the rights and obligations of Netcom Parent, all the assets, liabilities and business of Netcom Parent will be vested in Unicom Parent, and Netcom Parent will cease to exist and operate as a separate legal entity. On this basis, to the extent any assets and/or businesses to be transferred to Unicom China under the Transfer Agreement are currently owned and/or operated by Netcom Parent (and/or any of its subsidiaries), such assets and/or businesses will, on completion of the Proposed Acquisitions, be transferred to Unicom China by Unicom Parent.

(b)	Details of the 2-Step Approach

Under the 2-Step Approach, a relevant connected transaction of the Company involving Unicom Parent or its subsidiaries will be structured to consist of an initial agreement and a further agreement as follows:

(1)
the entering into of an initial agreement (the “Initial Agreement”) in connection with the relevant connected transaction between Unicom Parent or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) and Unicom A Share Company. The Initial Agreement will constitute a connected transaction of Unicom A Share Company but not of the Company. The Initial Agreement will contain the following terms:

(A)	completion of the Initial Agreement will be subject to the following conditions:
•	the successful transfer of all the rights and obligations of Unicom A Share Company under the Initial Agreement to the Company (or any of its subsidiaries); and

•	the approval of the Independent Shareholders of the Further Agreement (as defined below).
The Initial Agreement would therefore only be implemented with the approval of the Independent Shareholders (in addition to the approval of the independent shareholders of Unicom A Share Company); and

(B)
Unicom Parent or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all the rights and obligations of Unicom A Share Company under the Initial Agreement can be transferred to the Company or its subsidiaries and no further consent from Unicom Parent or its subsidiaries for such transfer is required; and

(2)
the entering into of a further agreement between Unicom A Share Company and the Company or any of its subsidiaries (the “Further Agreement”) to transfer all the rights and obligations of Unicom A Share Company under the Initial Agreement to the Company or any of its subsidiaries. The Further Agreement will constitute a connected transaction of the Company under Chapter 14A of the Listing Rules, but not a connected transaction of Unicom A Share Company requiring independent shareholders’ approval under PRC laws and regulations and the listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of the Company, will be submitted to the Independent Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of Unicom A Share Company for approval.

(c)	The Acquisition Agreement and the Transfer Agreement

Pursuant to the 2-Step Approach described above, on 16 December 2008, the following agreements were entered into:
(1)
Unicom Parent, Netcom Parent and Unicom A Share Company entered into the Acquisition Agreement (being the Initial Agreement as described above) pursuant to which Unicom A Share Company agreed to acquire the Target Assets and Business, on the basis that Unicom A Share Company has the right to transfer all of its rights and obligations under the Acquisition Agreement to Unicom China and subject to, among others, the approval of the independent shareholders of Unicom A Share Company; and

(2)
Unicom A Share Company and Unicom China entered into the Transfer Agreement (being the Further Agreement as described above) pursuant to which Unicom A Share Company agreed to transfer all of its rights and obligations under the Acquisition Agreement to Unicom China, subject to the approval of the Independent Shareholders and the satisfaction (or, if applicable, waiver) of all of the other conditions to the completion of the Proposed Acquisitions.

(d)	Key Terms of the Proposed Acquisitions

Target Assets and Business

The Target Assets and Business comprise the following:
(1)
all existing business contracts in respect of the telecommunications business in Southern China currently operated by Unicom Parent and Netcom Parent and/or their respective subsidiaries and branches, including, without limitation, the rights and obligations arising from all the supply contracts, sales contracts as well as employee contracts that are necessary for the on-going operation of the telecommunications business in Southern China, but not the underlying fixed assets, and the local access telephone business in Tianjin Municipality currently operated by the Tianjin Municipal branch of Unicom Parent and the related fixed assets (other than land and buildings) necessary for the operation of such local access telephone business;

(2)	the backbone transmission assets in Northern China currently owned by Netcom Parent and/or its subsidiaries; and

(3)	a 100% equity interest in each of Unicom Xingye, CITC and New Guoxin currently owned by Unicom Parent.

Further information on the Target Assets and Business is set out in paragraphs 2(f) and 2(g) below.
Consideration
The total consideration for the Proposed Acquisitions is RMB6.43 billion (equivalent to HK$7.28 billion). The consideration was determined after arm’s length negotiations with reference to a number of factors, including, among others, the appraised value of the Target Assets and Business (where applicable), the long-term growth prospects, current and future earnings potentials, current financial position and investment needs in respect of the Target Assets and Business as well as the reasons and benefits as described below.
In addition, the consideration payable for certain Target Assets and Business remains subject to further adjustments (whether upward or downward) pending the approval by SASAC. If the difference as a result of such adjustments (whether upward or downward) between (i) the final consideration for the Proposed Acquisitions, reflecting the SASAC approved amount of the consideration for such Target Assets and Business and (ii) the amount of the consideration for the Proposed Acquisitions as disclosed in this announcement exceeds RMB300 million (equivalent to HK$340 million), the parties will re-negotiate the consideration for the Target Assets and Business. In the event of such re-negotiation, the Company will re-comply with the disclosure and/or independent shareholders’ approval requirements under Chapter 14 and Chapter 14A of the Listing Rules in respect of the Proposed Acquisitions.
The Target Assets and Business were either developed by Unicom Parent and/or Netcom Parent or formed an integral part of the assets and businesses previously acquired by Unicom Parent and/or Netcom Parent. As such, there was no original and/or ascertainable purchase cost paid by Unicom Parent and/or Netcom Parent in respect of the Target Assets and Business.
The consideration will be paid in full in cash on completion of the Proposed Acquisitions and will be satisfied in full from the Company’s internal funds.
Conditions Precedent
Completion of the Proposed Acquisitions is subject to the satisfaction of the following conditions:
(1)
the approval from SASAC for the transfer of the Target Assets and Business (where applicable) and completion of the filing with SASAC of the valuation reports prepared by the Appraiser in respect of certain Target Assets and Business;

(2)	the approval from the Independent Shareholders for the Transfer Agreement pursuant to which the Proposed Acquisitions will be made;

(3)	the approval from MIIT on the change of business scope of Unicom China;

(4)	the approval from MOFCOM for the amendments to the articles of association and the change of business scope of Unicom China;

(5)	the approval from the independent shareholders of Unicom A Share Company for the Proposed Acquisitions and the Lease;

(6)	the Lease pursuant to the Network Lease Agreement becoming effective;

(7)	the successful transfer of the telecommunications networks in Southern China from Unicom Parent and Netcom Parent to Unicom New Horizon; and

(8)
there being no material adverse change in the financial position, business operations and prospects of any of the Target Assets and Business during the period from the relevant base dates of the valuation reports prepared by the Appraiser to the date of completion of the Proposed Acquisitions.

The conditions in sub-paragraphs (2) and (5) above cannot be waived.
Completion
Subject to the satisfaction (or, if applicable, waiver) of the conditions set out above, completion of the Proposed Acquisitions is expected to take place on 31 January 2009. In the event any of the conditions as set out above is not satisfied (or, if applicable, waived) by 31 January 2009 (or such other date as the parties may agree), the Transfer Agreement pursuant to which the Proposed Acquisitions will be made will lapse.

On the date of completion of the Proposed Acquisitions, the parties will use commercially reasonable efforts to allocate the rights and obligations arising from the telecommunications business in Southern China. In particular, Unicom China will be required to pay Unicom Parent and/or Netcom Parent the remaining balances of the accounts receivable and prepayments of the telecommunications business in Southern China as at the date of completion. Unicom Parent and/or Netcom Parent will be required to pay Unicom China the remaining balances of accounts payable, tax payable, unredeemed reward points, deferred revenue and salaries payable in respect of the telecommunications business in Southern China as at the date of the completion. Save for such arrangements as stated above, the profits and losses generated from the operation of the Target Assets and Business will be assumed by the Group with effect from 1 January 2009.
(e)	Commercial Reasons for and Benefits of the Proposed Acquisitions
The Board believes that the Proposed Acquisitions should enable the Company to further implement its established development strategy, offer a full spectrum of telecommunications services across the PRC from both the business and geographical perspectives, promote the integration and optimisation of its business and resources and enhance its overall competitive position with the objective of providing its subscribers with better services and creating long-term value for the Shareholders.
Further Strengthen the Capability of Providing Full Spectrum of Telecommunications Services Across the PRC and Enhance Overall Competitive Position
If the Proposed Acquisitions are completed, the Company will gain access to the densely populated Southern China market. The Company believes that this would enable it to achieve integrated telecommunications operations across the PRC and offer a full spectrum of telecommunications services in Southern China. Moreover, the Company expects that the completion of the Proposed Acquisitions would enable the Company to further enhance its fixed-line business, in particular, broadband business, in Southern China, and further strengthen its capability to provide comprehensive voice and Internet services via both fixed-line and mobile networks. In addition, the Company intends to implement its broadband strategy through integrated planning across the PRC, thereby improving its overall competitiveness, corporate image and market position.

Integrate and Optimise Various Resources and Facilitate Strategic Integration of the Company
Since the completion of the merger of the Company with China Netcom on 15 October 2008, the Company has been integrating the business and resources of the two companies in order to create synergies arising from the merger. Following the completion of the Proposed Acquisitions, which comprise, among others, fixed-line services, customer services, telecommunications engineering design and the provision of SIM cards, the Company intends to further integrate its existing business and resources with the Target Assets and Business, which would enable the Company to further benefit from and create synergies arising from the merger of the Company with China Netcom.
Expand Size, Replenish Resources and Prepare for 3G Rollout
The Proposed Acquisitions are expected to further expand the Company’s subscriber base, replenish its marketing and network resources as well as experienced employees, for the development of various aspects of its telecommunications business so as to lay a solid foundation for the forthcoming 3G rollout.
Substantially Reduce Connected Transactions and Diminish Potential Competition between the Company and its Substantial Shareholders
Following the completion of the Proposed Acquisitions, the number of connected transactions of the Company involving the telecommunications business in Southern China, the backbone transmission assets in Northern China, CITC, Unicom Xingye and New Guoxin are expected to be substantially reduced. The Proposed Acquisitions would also diminish the potential competition between the Company and its substantial shareholders.
In summary, the Proposed Acquisitions are expected to reinforce the Company’s overall strength and improve its operational efficiency, and may further enhance the synergistic effects arising from the recent merger between the Company and China Netcom, which in turn should lay a solid foundation for the Company’s full spectrum of telecommunications services and the contemplated rollout of its 3G business when the 3G licence is issued.

As such, the Directors (excluding the independent non-executive Directors whose views will be expressed in the circular to the Shareholders, after taking into account the advice from Rothschild, the independent financial adviser appointed to advise the Independent Board Committee and the Independent Shareholders) believe that the terms of the Transfer Agreement pursuant to which the Proposed Acquisitions will be made are fair and reasonable and in the interests of the Shareholders as a whole.
(f)	Further Information on the Target Assets and Business
Information on the Telecommunications Business in Southern China and the Local Access Telephone Business in Tianjin Municipality
The telecommunications business in the 21 provinces in Southern China consists of (i) fixed-line voice communication and value-added services, including local, domestic long distance and international long distance voice communication services as well as fixed-line value-added services, (ii) broadband and other Internet-related services, including XDSL, LAN, dial-up access, wireless access and various other broadband and narrowband internet access services, as well as broadband contents and application services and (iii) commercial and data communication services, including managerial data services and lease of network units.
The local access telephone business in Tianjin Municipality is operated by the Tianjin branch of Unicom Parent. Such business does not include long distance call business, wireless telecommunications business and related value-added business.

As at 30 June 2008, the total number of subscribers in respect of the telecommunications business in Southern China, including the subscribers in Tianjin Municipality, amounted to approximately 13.58 million, of which the number of subscribers who subscribed for the fixed-line telephone service and the wireless local telephone service were 10.11 million and those for broadband services were 3.47 million. The operational data of the telecommunications business in Southern China, including in Tianjin Municipality, is set out below:

	As at 31	As at 31	As at 30
Fixed-line Telephone Services and Wireless	December	December	June
Local Telephone Service	2006	2007	2008

Subscribers	7,348,000	9,232,000	10,113,000
Market share[1]	3.0%	3.8%	4.3%
Note:
(1)
The market share is exclusive of those attributable to the subscribers in Tianjin Municipality. As at 30 June 2006, 2007 and 2008, the number of subscribers in Tianjin Municipality were 107,534, 99,638 and 95,898, respectively.

	As at 31	As at 31	As at 30
	December	December	June
Broadband Service	2006	2007	2008

Subscribers	1,446,000	2,761,000	3,471,000
Market share	4.3%	6.6%	7.3%
Information on the Backbone Transmission Assets in Northern China
The appraised value and the net book value of the backbone transmission assets in Northern China as at 30 June 2008 are RMB702 million (equivalent to HK$795 million) and RMB697 million (equivalent to HK$789 million), respectively, as set out in the asset valuation report prepared by the Appraiser and the management accounts of Netcom Parent. The backbone transmission assets mainly comprise electric cables, fibre-optic cables, pipelines and a number of transmission devices, which constitute an indispensable and core asset for the operation of telecommunications business.

Information on Unicom Xingye
Unicom Xingye is a limited liability company incorporated on 30 October 2000 under the laws of the PRC and is a wholly-owned subsidiary of Unicom Parent. The main business of Unicom Xingye is the provision of technical support, manufacturing as well as research and design of SIM cards and other telephone cards in the PRC.
Information on CITC
CITC is one of the first and largest top-grade comprehensive designing institutes founded by the former Ministry of Posts and Telecommunications of China. The history of CITC can be traced back to 16 December 1952, the date on which it was established in Beijing. CITC was registered on 11 November 1991 as a state-owned enterprise under the laws of the PRC and was subsequently converted into a limited liability company on 27 September 2008 in the PRC. CITC is a wholly-owned subsidiary of Unicom Parent. The main businesses of CITC include the provision of consultancy, survey, design and general contract services relating to information projects and construction projects in the telecommunications industry. CITC is also engaged in the design, integration and software development for information networks.
Information on New Guoxin
New Guoxin is a limited liability company incorporated on 17 September 1998 under the laws of the PRC and is a wholly-owned subsidiary of Unicom Parent. Following the completion of an intra-group restructuring of the Unicom Parent Group immediately prior to the completion of the Proposed Acquisitions pursuant to which New Guoxin will dispose of all of its subsidiaries engaged in non-core business, the main business of New Guoxin on completion of the Proposed Acquisitions will be the provision of customer services and hotline businesses.

(g)	Financial Information and Appraised Value of the Target Assets and Business
The following paragraphs set out certain historical financial information on the Target Assets and Business. Except for the profit before interest, tax, depreciation and amortisation, which is not a GAAP measure, the historical financial information as set out below was prepared in accordance with PRC GAAP. In addition, other than (i) the revenue and the service revenue referred to in the sub-paragraph headed “Financial Information on the Telecommunications Business in Southern China and the Local Access Telephone Business in Tianjin Municipality”, and (ii) the profit before interest, tax, depreciation and amortisation, all of which are unaudited for the two financial years ended 31 December 2006 and 2007 and the six months ended 30 June 2008 (and in the case of CITC, for the nine months ended 30 September 2008), the historical information set out below is (a) unaudited for the financial year ended 31 December 2006 and (b) audited for the financial year ended 31 December 2007 and the six months ended 30 June 2008 (and, in the case of CITC, for the nine months ended 30 September 2008). Shareholders, holders of ADSs and potential investors of the Company should be aware that the historical financial information as set out below, in particular, the information not falling under any GAAP measures, may not be indicative of the future operating results of the Target Assets and Business and there is no assurance that the future operating results will not be significantly different.
The following paragraphs also set out the appraised value of the telecommunications business in Southern China and the local access telephone business in Tianjin Municipality as well as each of Unicom Xingye, CITC and New Guoxin as set out in the relevant valuation report prepared by the Appraiser.

Financial Information on the Telecommunications Business in Southern China and the Local Access Telephone Business in Tianjin Municipality
On completion of the Proposed Acquisitions, all the fixed assets necessary for the operation of the telecommunications business in Southern China will be retained by the Unicom Parent Group. In particular, the telecommunications networks in Southern China will be retained by Unicom New Horizon, a wholly-owned subsidiary of Unicom Parent, and will be leased to Unicom China by Unicom New Horizon pursuant to the Network Lease Agreement, details of which are described in paragraph 3 below. It follows that the financial information solely relating to the fixed assets associated with the telecommunications business in Southern China, in particular, the interest, depreciation and amortisation expenses for the financial years ended 31 December 2006 and 2007 and the six months ended 30 June 2008, are not meaningful to the Proposed Acquisitions. On this basis, the Company is of the view that the historical information on net profits (before and after tax) of the telecommunications business in Southern China is not applicable to the Proposed Acquisitions as such historical information has taken into account interest, depreciation and amortisation costs relating to the fixed assets necessary for the operation of the telecommunications business in Southern China, which are not the subject matter of the Proposed Acquisitions. Thus, with a view to providing the Shareholders with more meaningful financial information on the telecommunications business proposed to be acquired by Unicom China, the following table sets out (i) the unaudited revenue prepared in accordance with PRC GAAP, (ii) the unaudited service revenue prepared in accordance with PRC GAAP and (iii) the unaudited adjusted profit before interest, tax, depreciation and amortisation, of the telecommunications business in Southern China and the local access telephone business in Tianjin Municipality for the two financial years ended 31 December 2006 and 2007 and the six months ended 30 June 2008. Shareholders, holders of ADSs and potential investors of the Company are reminded that the unaudited adjusted profit before interest, tax, depreciation and amortisation referred to in sub-paragraph (iii) above was calculated from the management accounts of the telecommunications business in Southern China and the local access telephone business in Tianjin Municipality and is not a GAAP measure. In addition, such non-GAAP figures have been adjusted for fixed assets written off and impairment, and do not take into account the financial effect of the Network Lease Agreement, details of which are described in paragraph 3 below.

	For the year ended		For the year ended		For the six months
	31 December 2006		31 December 2007		ended 30 June 2008
		HK$’000		HK$’000		HK$’000
	RMB’000	Equivalent	RMB’000	Equivalent	RMB’000	Equivalent

Revenue[1]	8,629,558	9,771,892	10,302,473	11,666,258	6,142,467	6,955,573
Service Revenue[2]	8,570,808	9,705,365	9,937,994	11,253,532	5,749,571	6,510,669
Unaudited adjusted profit before interest, tax, depreciation and amortisation[3]	454,237	514,366	493,389	558,701	964,863	1,092,587
Notes:
(1)	Revenue figures are net of the PRC business taxes and government levies and unaudited for the two financial year ended 31 December 2006 and 2007 and the six months ended 30 June 2008.

(2)
Service revenue is revenue other than that generated by information and communication technologies services, advertising and media business net of PRC business taxes and government levies. Service revenue figures have been calculated from financial statements in accordance with PRC GAAP but are unaudited for the two financial years ended 31 December 2006 and 2007 and the six months ended 30 June 2008.

(3)
Refers to unaudited adjusted profit before interest, tax, depreciation, amortisation and fixed assets written off and impairment and is not a GAAP measure. Also, it does not take into account the financial effect of the Network Lease Agreement, details of which are described in paragraph 3 below. Such figures are unaudited for the two financial years ended 31 December 2006 and 2007 and the six months ended 30 June 2008.

The net liability of the telecommunications business in Southern China and the local access telephone business in Tianjin Municipality based on the unaudited management account of the telecommunications business in Southern China and the local access telephone business in Tianjin Municipality as at 30 June 2008 is approximately RMB1.39 billion (equivalent to HK$1.57 billion). The appraised net liability of the telecommunications business in Southern China and the local access telephone business in Tianjin Municipality as at 30 June 2008 based on the valuation report prepared by the Appraiser is approximately RMB1.37 billion (equivalent to HK$1.55 billion). Certain settlement mechanisms have been put in place in respect of the sharing of the current liabilities as at the date of completion with respect to the telecommunications business in Southern China, details of which are set out in paragraph 2(d) above. As a result of such settlement mechanisms, it is expected that the Group will be able to acquire the telecommunications business in Southern China with an equal amount of current assets and current liabilities as at the date of completion of the Proposed Acquisitions.

Financial Information and Appraised Value of Unicom Xingye
The following table on financial information is based on the accounts of Unicom Xingye currently owned and operated by Unicom Parent and prepared in accordance with PRC GAAP (other than the unaudited profit before interest, tax, depreciation and amortisation, which is not a GAAP measure).

	For the year ended		For the year ended		For the six months
	31 December 2006		31 December 2007		ended 30 June 2008
	(unaudited)		(audited)[2]		(audited)[2]
		HK$’000		HK$’000		HK$’000
	RMB’000	Equivalent	RMB’000	Equivalent	RMB’000	Equivalent

Financial Information
Revenue	715,633	810,365	701,005	793,800	336,928	381,529
Profit before taxation	101,677	115,136	85,698	97,042	44,878	50,819
Net profit after taxation	92,171	104,372	69,788	79,026	33,679	38,138
Unaudited profit before interest, tax, depreciation and amortisation[1]	98,802	111,881	80,032	90,626	41,055	46,489
Net asset value as at 30 June 2008					406,398	460,195

Information on Valuation
Appraised value as at 30 June 2008					418,685	474,108
Notes:
(1)	Not a GAAP measure. Such figures are unaudited for the two financial years ended 31 December 2006 and 2007 and the six months ended 30 June 2008.

(2)	Except for the unaudited profit before interest, tax, depreciation and amortisation, which is not a GAAP measure.

Financial Information and Appraised Value of CITC
The following table on financial information is based on the accounts of CITC currently owned and operated by Unicom Parent and prepared in accordance PRC GAAP (other than the unaudited profit before interest, tax, depreciation and amortisation, which is not a GAAP measure).

	For the year ended		For the year ended		For the nine months ended
	31 December 2006		31 December 2007		30 September 2008
	(unaudited)		(audited)[2]		(audited)[2]
		HK$’000		HK$’000		HK$’000
	RMB’000	Equivalent	RMB’000	Equivalent	RMB’000	Equivalent

Financial Information
Revenue	318,302	360,438	374,105	423,627	389,708	441,295
Profit before taxation	53,820	60,945	75,863	85,906	98,884	111,974
Net profit after taxation	35,017	39,652	48,228	54,612	73,908	83,691
Unaudited profit before interest, tax, depreciation and amortisation[1]	66,702	75,532	103,762	117,497	130,836	148,156
Net asset value as at 30 September 2008					1,311,930	1,485,596

Information on Valuation
Appraised value as at 30 September 2008					1,349,383	1,528,007
Notes:
(1)	Not a GAAP measure. Such figures are unaudited for the two financial years ended 31 December 2006 and 2007 and the nine months ended 30 September 2008.

(2)	Except for the unaudited profit before interest, tax, depreciation and amortisation, which is not a GAAP measure.

Financial Information and Appraised Value of New Guoxin
The following table on the financial information is based on the financials of the main business of New Guoxin (excluding the non-core business which will be disposed of prior to the completion of the Proposed Acquisitions), namely, the customer services and hotline businesses, which is currently owned and operated by Unicom Parent and which will be transferred to Unicom China pursuant to the Transfer Agreement, prepared in accordance with PRC GAAP (other than the unaudited profit before interest, tax, depreciation and amortisation which is not a GAAP measure).

	For the year ended		For the year ended		For the six months
	31 December 2006		31 December 2007		ended 30 June 2008
	(unaudited)		(audited)[2]		(audited)[2]
		HK$’000		HK$’000		HK$’000
	RMB’000	Equivalent	RMB’000	Equivalent	RMB’000	Equivalent

Financial Information
Revenue	1,120,920	1,269,301	1,343,191	1,520,995	711,694	805,904
Profit before taxation	47,326	53,591	231,362	261,988	104,567	118,408
Net profit after taxation	47,326	53,591	231,362	261,988	104,567	118,408
Unaudited profit before interest, tax, depreciation and amortisation[1]	253,871	287,477	448,116	507,435	223,542	253,133
Net asset value as at 30 June 2008					1,214,998	1,375,833

Information on Valuation
Appraised value as at 30 June 2008					1,161,867	1,315,669
Notes:
(1)	Not a GAAP measure. Such figures are unaudited for the two financial years ended 31 December 2006 and 2007 and the six months ended 30 June 2008.

(2)	Except for the unaudited profit before interest, tax, depreciation and amortisation, which is not a GAAP measure.

(h)	Financial Effects of the Proposed Acquisitions
For the purpose of this paragraph, the definition of the Group does not include China Netcom and its subsidiaries which existed as separate legal entities prior to the merger between the Company and China Netcom becoming effective on 15 October 2008.
Earnings
The unaudited profit before interest, tax, depreciation and amortisation for the continuing operation of the Group for the six months ended 30 June 2008 was approximately RMB15.88 billion (equivalent to HK$17.98 billion). The unaudited net profit for the continuing operation of the Group for the six months ended 30 June 2008 was approximately RMB3.77 billion (equivalent to HK$4.27 billion). For the six months ended 30 June 2008, the (i) unaudited consolidated profit before interest, tax, depreciation and amortisation (excluding upfront connection fee) and (ii) unaudited consolidated net profit of China Netcom were approximately RMB21.13 billion (equivalent to HK$23.93 billion) and RMB5.88 billion (equivalent to HK$6.66 billion), respectively. These figures are calculated or extracted from financial statements prepared under Hong Kong Financial Reporting Standards.

For the six months ended 30 June 2008, the unaudited adjusted profit before interest, tax, depreciation and amortisation attributable to the telecommunications business in Southern China was approximately RMB965 million (equivalent to HK$1,093 million). For the six months ended 30 June 2008, the unaudited profit before interest, tax, depreciation and amortisation and unaudited net profit of Unicom Xingye and the main business of New Guoxin, on an aggregated basis, amounted to RMB265 million (equivalent to HK$300 million) and RMB138 million (equivalent to HK$157 million), respectively. For the nine months ended 30 September 2008, the unaudited profit before interest, tax, depreciation and amortization and unaudited net profit of CITC, amounted to RMB131 million (equivalent to HK$148 million) and RMB74 million (equivalent to HK$84 million), respectively. These figures are calculated or extracted from financial statements prepared under PRC GAAP. On completion of the Proposed Acquisitions, the Company will become the operator of the telecommunications business in Southern China and the holding company of each of CITC, Unicom Xingye and New Guoxin. As such, the financial results of the telecommunications business in Southern China, CITC, Unicom Xingye and main business of New Guoxin will be consolidated into the accounts of the Company following the completion of the Proposed Acquisitions using the pooling of interest method. On this basis, and taking into account the above historical financial results of the Target Assets and Business, the potential effect the Proposed Acquisitions may have on the existing continuing connected transactions of the Company, as well as the annual lease fees payable in respect of the Lease as described in paragraph 3 below, the Company believes that the Proposed Acquisitions may be able to bring a positive effect on the financial results of the Company. However, Shareholders, holders of ADSs and potential investors of the Company should be aware that the historical financial information as set out above may not be indicative of the future operating results of the Target Assets and Business and notwithstanding the Company’s belief, there is no assurance that the Proposed Acquisitions will bring a positive effect on the future financial results of the Company. Shareholders, holders of ADSs and potential investors should also refer to the paragraph below for the risks and uncertainties arising from and/or associated with the forward looking statements as contained in this announcement.

Gearing
As at 30 June 2008, the total unaudited cash balances (or cash equivalents) of the Group amounted to RMB6.73 billion (equivalent to HK$7.62 billion), and the Group’s unaudited gearing ratio (calculated by dividing the total liabilities by the total assets of the Group) was approximately 32.3%. As at 30 June 2008, the total unaudited cash balances (or cash equivalents) of China Netcom, on a consolidated basis, amounted to RMB4.69 billion (equivalent to HK$5.31 billion), and the unaudited gearing ratio of China Netcom (calculated by dividing the total liabilities by the total assets of China Netcom on a consolidated basis), was approximately 53.1%. The total consideration payable by Unicom China for the Proposed Acquisitions is RMB6.4 billion (subject to adjustment as described in paragraph 2(d) above) and will be paid in cash. On this basis, and taking into account the working capital and gearing position of the Group (including China Netcom and its operating subsidiaries) as stated above, as well as the cash proceeds generated by the Company from the sale of the CDMA business which was completed on 1 October 2008, the Company expects that the Proposed Acquisitions should not have a material impact on the gearing position of the Company. However, Shareholders, holders of ADSs and potential investors of the Company should be aware that the historical gearing position as set out above may not be indicative of the Company’s future position with respect to its assets and liabilities and notwithstanding the Company’s belief, there is no assurance that the Proposed Acquisitions will not bring a material impact on the future gearing position of the Company. Shareholders, holders of ADSs and potential investors should also refer to the paragraph below for the risks and uncertainties arising from and/or associated with the forward looking statements as contained in this announcement.

3.	PROPOSED LEASE OF THE TELECOMMUNICATIONS NETWORKS IN SOUTHERN CHINA FROM UNICOM NEW HORIZON

(a)	Introduction

Immediately following and subject to the completion of the Proposed Acquisitions, Unicom China will become the owner and operator of the telecommunications business across the 21 provinces in Southern China. However, as the telecommunications networks necessary for the operation of the telecommunications business in Southern China will be retained by Unicom New Horizon, a wholly-owned subsidiary of Unicom Parent, Unicom China will need to lease the telecommunications networks in Southern China from Unicom New Horizon in order for it to conduct the telecommunications business in Southern China.

On 16 December 2008, Unicom China entered into the Network Lease Agreement with Unicom Parent, Netcom Parent and Unicom New Horizon pursuant to which Unicom New Horizon will lease the telecommunications networks in Southern China to Unicom China on completion of the Proposed Acquisitions on an exclusive basis.

(b)	Key Terms of the Lease

Term of Lease

Subject to the satisfaction (or, if applicable, waiver) of the conditions described below, the Lease is for an initial term of two years effective from 1 January 2009 to 31 December 2010, and is renewable at the option of Unicom China with at least two months’ prior notice on the same terms and conditions, except for the future lease fee which will remain subject to further negotiations between the parties, taking into account, among others, the prevailing market conditions in Southern China.

Conditions Precedent

The Lease is conditional upon:
(1)	completion of the transfer of the telecommunications networks in Southern China from Unicom Parent and Netcom Parent to Unicom New Horizon;

(2)	the satisfaction (or, if applicable, waiver) of all the conditions as set out in paragraph 2(d) above; and

(3)	the approval of the independent shareholders of Unicom A Share Company.

Consideration and Basis for Determining the Annual Lease Fee

Under the Network Lease Agreement, the annual fee payable by Unicom China for the Lease for the two financial years ending 31 December 2009 and 2010 is RMB2.0 billion and RMB2.2 billion (equivalent to HK$2.3 billion and HK$2.5 billion), respectively. Unicom China is required to pay the lease fee on a quarterly basis in cash and the quarterly payment must be made to Unicom New Horizon within 30 days after the end of each preceding quarterly period.

For the six months ended 30 June 2008, the telecommunications business in the 21 provinces in Southern China generated service revenue of RMB5.75 billion (equivalent to HK$6.51 billion). On this basis, and taking into account relevant market precedents, the basic lease fee for the Lease has been determined to be RMB1.8 billion (equivalent to HK$2.0 billion) per annum. Based on such basic lease fee and taking into account the growth potential and the prospects of the telecommunications business in the 21 provinces in Southern China, the annual lease fee for the financial years ending 31 December 2009 and 2010 has been determined to be RMB2.0 billion (equivalent to HK$2.3 billion) and RMB2.2 billion (equivalent to HK$2.5 billion), respectively.

Network Maintenance

Under the Network Lease Agreement, Unicom China is responsible for the on-going cost and expenses incurred in respect of the maintenance and management which may arise from the use of the leased telecommunications networks in Southern China.

(c)	Network Purchase Option

In connection with the Lease, Unicom New Horizon has granted to Unicom China an option, but not an obligation, to purchase the telecommunications networks in Southern China. The purchase option may be exercised, at the discretion of Unicom China, at any time during the term of the Lease. No premium has been paid or will be payable by Unicom China for the grant of such purchase option.

In the event that Unicom China elects to exercise such purchase option, the parties will discuss and negotiate the purchase price with reference to the appraised value of the telecommunications networks in Southern China determined in accordance with the Listing Rules, applicable PRC laws and regulations, and taking into account the prevailing market conditions and other factors.

The Company will comply with all applicable requirements under the Listing Rules and relevant PRC laws and regulations, in particular, the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules and the 2-Step Approach, if and when Unicom China decides to exercise the purchase option as stated above.

(d)	Reasons For and Benefits Of the Lease

The Company believes that the operation of the telecommunications business in Southern China by way of leasing will enable the Group to effectively reduce the investment risks involved in the development of the telecommunications business in Southern China. The leasing of such assets is also expected to enable the Group to benefit from the growth potential of the telecommunications business in Southern China while being able to operate such business in a more cost effective manner. On this basis, and having taken into account the reasons and benefits for the Proposed Acquisitions described above, the Directors, including all the independent non-executive Directors, believe that the Lease is entered into on normal commercial terms, the terms of the Lease are fair and reasonable and in the interests of the Shareholders as a whole.

4.	LISTING RULES IMPLICATIONS FOR THE COMPANY

The total consideration for the Proposed Acquisitions is RMB6.43 billion (equivalent to HK$7.28 billion). As the highest applicable percentage ratio of the Proposed Acquisitions, whether on a stand-alone basis or aggregated with the applicable percentage ratios of the Previous Transaction, exceeds 5% but falls below 25%, the Transfer Agreement pursuant to which the Proposed Acquisitions will be made constitutes a discloseable transaction for the Company under Chapter 14 of the Listing Rules.

Unicom Parent is the ultimate parent company of the Company and, as at the date of this announcement, Unicom Parent indirectly controls approximately 40.92% of the issued share capital of the Company through its shareholdings in Unicom A Share Company and Unicom BVI. Unicom BVI directly holds a 40.92% shareholding in the Company. As at the date of this announcement, Netcom Parent indirectly controls approximately 30.44% of the issued share capital of the Company through its shareholding in Netcom BVI, which directly holds a 30.44% shareholding in the Company. As Unicom China is a member of the Group, and each of Unicom Parent and Netcom Parent is a connected person of the Company, the Transfer Agreement pursuant to which the Proposed Acquisitions will be made, whether on a stand-alone basis or aggregated with the applicable percentage ratios of the Previous Transaction, also constitutes a connected transaction for the Company and is subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules. As each of Unicom BVI and Netcom BVI will be regarded as having a material interest in the Transfer Agreement, each of Unicom BVI and Netcom BVI and their respective associates will abstain from voting on the resolution to approve the Transfer Agreement.

As the highest applicable percentage ratio in respect of the Lease exceeds 0.1% but falls below 2.5%, the Lease constitutes a continuing connected transaction for the Company which is subject to the reporting and announcement requirements but is exempt from independent shareholders’ approval requirement under Chapter 14A of the Listing Rules.

The Independent Board Committee, comprising all of the independent non-executive Directors, has been established to advise the Independent Shareholders, and Rothschild has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Shareholders, in each case on the terms of the Transfer Agreement pursuant to which the Proposed Acquisitions will be made.

CICC is the financial adviser to the Company in respect of the Proposed Acquisitions and the Lease. A circular, which will contain further details of the Proposed Acquisitions and the Lease, a letter from the Independent Board Committee containing its recommendation to the Independent Shareholders and a letter of advice from Rothschild to the Independent Board Committee and the Independent Shareholders in connection with the Proposed Acquisitions, together with the notice of extraordinary general meeting of the Company to approve the terms of the Transfer Agreement pursuant to which the Proposed Acquisitions will be made, will be despatched to the Shareholders as soon as practicable.

5.	INFORMATION ON THE COMPANY AND UNICOM CHINA

The Company was incorporated in Hong Kong with limited liability on 8 February 2000. Unicom China is a limited liability company incorporated on 21 April 2000 under the laws of the PRC, which is a wholly-owned subsidiary of the Company. Through Unicom China, the Company is principally engaged in GSM cellular business in 31 provinces, municipalities and autonomous regions in the PRC, the provision of fixed-line voice and value-added services, broadband and other Internet-related services, information and communications technology services, business and data communication services and advertising and media services in service regions consisting of Beijing, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province, Liaoning Province, Heilongjiang Province, Jilin Province, Inner Mongolia Autonomous Region and Shanxi Province.

The Shares were listed on the Hong Kong Stock Exchange on 22 June 2000 (Hong Kong time) and the ADSs were listed on the New York Stock Exchange on 21 June 2000 (New York time).

6.	INFORMATION ON UNICOM PARENT, NETCOM PARENT, UNICOM NEW HORIZON AND UNICOM A SHARE COMPANY

Unicom Parent is principally engaged in telecommunications and related businesses in the PRC. Netcom Parent is principally engaged in fixed-line telecommunications operation in the PRC, providing telecommunications services, including fixed-line telephone, broadband and Internet-based services across the PRC.

As disclosed in the Company’s announcement dated 16 November 2008, Unicom Parent and Netcom Parent have agreed to undertake a merger. Subject to obtaining all necessary PRC approvals, it is expected that such merger will become effective in early January 2009 and before the completion of the Proposed Acquisitions. Upon such merger becoming effective, Unicom Parent will assume all the rights and obligations of Netcom Parent, all the assets, liabilities and business of Netcom Parent will be vested in Unicom Parent, and Netcom Parent will cease to exist and operate as a separate legal entity.

Unicom New Horizon is a wholly-owned subsidiary of Unicom Parent incorporated under the laws of the PRC and is principally engaged in the construction and operation of telecommunications networks in the PRC.

Unicom A Share Company is a joint stock limited company incorporated under the laws of the PRC, whose shares were listed on the Shanghai Stock Exchange on 9 October 2002. Unicom A Share Company is majority owned by Unicom Parent and is an intermediate parent company of the Company. Unicom A Share Company and its subsidiaries are principally engaged in the telecommunications and related businesses in the PRC.

WARNING: The completion of the Proposed Acquisitions and the Lease are each subject to the satisfaction (or, if applicable, waiver) of certain conditions described above, and thus the Proposed Acquisitions and/or the Lease may or may not become effective. Shareholders, holders of ADSs and potential investors of the Company should therefore exercise caution when dealing in the Shares, ADSs or other securities of the Company. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

All statements, other than statements of historical facts included in this announcement, are or may be forward-looking statements. Forward-looking statements include, but are not limited to, those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These forward-looking statements reflect the Company’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. Such forward-looking statements are not guarantees of future performance or events and involve known or unknown risks and uncertainties. Accordingly, actual results may differ materially from information contained in the forward-looking statements as a result of a number of factors, including, without limitation, any changes in the regulatory regime and significant policies for the PRC telecommunications industry, including changes in the structure or functions of the primary industry regulator, MIIT, or any changes in the regulatory policies of MIIT, SASAC and other relevant government authorities of the PRC; any decisions by the PRC government in relation to the technology standards and licenses of 3G mobile telecommunications; the results of the ongoing restructuring of the PRC telecommunications industry; any changes in the effects of competition on the demand and price of the Company’s telecommunications services; the effect of the Company’s restructuring and the integration of the Company and China Netcom Group Corporation (Hong Kong) Limited following the completion of the merger; the results of the Proposed Acquisitions and the Lease by Unicom China of telecommunications networks in Southern China from Unicom New Horizon; any changes in telecommunications and related technologies and applications based on such technologies; and any changes in political, economic, legal and social conditions in the PRC, including the PRC government’s policies with respect to economic growth, consolidations or restructuring of and other structural changes in the PRC telecommunications industry, foreign exchange, foreign investment and entry by foreign companies into the PRC telecommunications market. Shareholders and investors should not place undue reliance on such forward-looking statements, and the Company does not undertake any obligation to update publicly or revise any forward-looking statements.

This announcement is also made pursuant to Rule 13.09 of the Listing Rules.

7.	DEFINITIONS

In this announcement, unless the context otherwise requires, the following expressions have the meanings set out below:

“2-Step Approach”	the approach to be adopted in the entering into of all connected transactions of the Company that require the approval of the Independent Shareholders, details of which are set out in paragraph 2(b) above

“3G”	third generation mobile system, the next generation of mobile network infrastructure that utilises the 2GHz spectrum

“Acquisition Agreement”	the agreement dated 16 December 2008 entered into between Unicom Parent, Netcom Parent and Unicom A Share Company (the rights and obligations of Unicom A Share Company under that agreement to be subsequently transferred to Unicom China) pursuant to which Unicom A Share Company agreed to acquire the Target Assets and Business

“ADSs”	American Depositary Shares which are issued by The Bank of New York Mellon and traded on the New York Stock Exchange, each representing ownership of 10 Shares

“Appraiser”	(China Enterprise Appraisals), a qualified appraiser in the PRC which is independent of the Company, Netcom Parent, Unicom Parent and Unicom A Share Company

“associate”	has the meaning given to it in the Listing Rules

“Board”	the board of directors of the Company

“China Netcom”	China Netcom Group Corporation (Hong Kong) Limited , a company incorporated under the laws of Hong Kong and which became a wholly-owned subsidiary of the Company on 15 October 2008 pursuant to the merger of the Company and China Netcom

“CICC”	China International Capital Corporation Hong Kong Securities Limited, the financial adviser to the Company in connection with the Proposed Acquisitions and the Lease

“CITC”	(China Information Technology Designing & Consulting Institute), a limited liability company incorporated under the laws of the PRC, and a wholly-owned subsidiary of Unicom Parent

“connected person”	has the meaning given to it in the Listing Rules

“Company”	China Unicom (Hong Kong) Limited (), a company incorporated under the laws of Hong Kong with limited liability and whose shares and ADSs are listed on the Hong Kong Stock Exchange and the New York Stock Exchange, respectively

“Directors”	the directors of the Company

“GAAP”	Generally Accepted Accounting Principles

“Group”	the Company and its subsidiaries

“GSM”	global cellular system for mobile communications, a digital mobile cellular telephone system operating in the 900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”	the independent committee of the Board comprising all the independent non-executive Directors of the Company, being Mr. Wu Jinglian, Mr. Cheung Wing Lam Linus, Mr. Wong Wai Ming, Mr. John Lawson Thornton and Mr. Timpson Chung Shui Ming

“Independent Shareholders”	Shareholders other than Unicom BVI and Netcom BVI, and any of their respective associates

“Lease”	the lease of the telecommunications networks in Southern China by Unicom China from Unicom New Horizon pursuant to the Network Lease Agreement, details of which are set out in paragraph 3 above

“Listing Rules”	The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“MIIT”	Ministry of Industry and Information Technology of the PRC ()

“MOFCOM”	Ministry of Commerce of the PRC ()

“Netcom BVI”	China Netcom Group Corporation (BVI) Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of Netcom Parent

“Netcom Parent”	(China Network Communications Group Corporation), a state-owned enterprise established under the laws of the PRC

“New Guoxin”	(Unicom New Guoxin Communications Limited Company), a limited liability company incorporated under the laws of the PRC and a wholly-owned subsidiary of Unicom Parent

“Network Lease Agreement”	the agreement dated 16 December 2008 entered into by Unicom China, Unicom Parent, Netcom Parent and Unicom New Horizon in relation to the Lease

“Northern China”	for the purpose of this announcement, Beijing, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province, Liaoning Province, Heilongjiang Province, Jilin Province, Inner Mongolia Autonomous Region and Shanxi Province

“PRC” or “China”	the People’s Republic of China, but for the purpose of this announcement and for geographical reference only, references in this announcement to “China” and the “PRC” do not apply to Taiwan, the Macau Special Administrative Region and Hong Kong

“PRC GAAP”	China Accounting Standards 2006

“percentage ratio”	has the meaning given to it in Chapter 14 of the Listing Rules

“Previous Transaction”	the purchase of certain assets by Unicom China from Unicom Parent, details of which are set out in the announcement of the Company dated 16 November 2007, which was completed on 31 December 2007

“Proposed Acquisitions”	the proposed acquisitions by Unicom China of the Target Assets and Business from Unicom Parent and Netcom Parent

“RMB”	Renminbi, the lawful currency of the PRC

“Rothschild”	N M Rothschild & Sons (Hong Kong) Limited, the independent financial adviser to the Independent Board Committee and the Independent Shareholders in respect of the Proposed Acquisitions

“SASAC”	State-owned Assets Supervision and Administration Commission of the State Council ()

“Shares”	ordinary shares HK$0.10 each in the capital of the Company

“Shareholders”	the shareholders of the Company

“Southern China”	for the purpose of this announcement, Shanghai Municipality, Jiangsu Province, Zhejiang Province, Anhui Province, Fujian Province, Jiangxi Province, Hubei Province, Hunan Province, Guangdong Province, Guangxi Zhuang Autonomous Region, Hainan Province, Chongqing Municipality, Sichuan Province, Guizhou Province, Yunnan Province, Tibet Autonomous Region, Shaanxi Province, Gansu Province, Qinghai Province, Ningxia Hui Autonomous Region and Xinjiang Uygur Autonomous Region

“Target Assets and Business”	(1) the telecommunications business across the 21 provinces in Southern China and the local access telephone business and related assets in Tianjin Municipality operated by Unicom Parent and Netcom Parent and/or their respective subsidiaries and branches, (2) the backbone transmission assets in Northern China owned by Netcom Parent and/or its subsidiaries, (3) a 100% equity interest in Unicom Xingye owned by Unicom Parent, (4) a 100% equity interest in CITC owned by Unicom Parent and (5) a 100% equity interest in New Guoxin owned by Unicom Parent

“Transfer Agreement”	the Transfer Agreement dated 16 December 2008 entered into between Unicom A Share Company and Unicom China pursuant to which Unicom A Share Company agreed to transfer all of its rights and obligations under the Acquisition Agreement to Unicom China

“Unicom A Share Company”	China United Telecommunications Corporation Limited , a company incorporated under the laws of the PRC and whose shares are listed on the Shanghai Stock Exchange

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands in which Unicom Parent holds a 17.9% equity interest and Unicom A Share Company holds a 82.1% equity interest as at the date of this announcement, and the immediate controlling shareholder of the Company

“Unicom China”	(China United Network Communications Corporation Limited), a foreign-invested enterprise established on 21 April 2000 under the laws of the PRC and a wholly-owned subsidiary of the Company

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Company Limited, a company incorporated in the PRC with limited liability and a wholly-owned subsidiary of Unicom Parent

“Unicom Parent”	(China United Network Communications Group Company Limited), formerly known as (China United Telecommunications Corporation), a state-owned enterprise established under the laws of the PRC as at the date of this announcement

“Unicom Parent Group”	Unicom Parent and its subsidiaries (other than the Group) which, unless the context states otherwise, includes Unicom A Share Company and its subsidiaries

“Unicom Xingye”	(Unicom Xingye Science and Technology Trade Company Limited), a limited liability company incorporated in 2000 under the laws of the PRC and a wholly-owned subsidiary of Unicom Parent
This announcement contains translations between Renminbi and Hong Kong dollar amounts at RMB0.88310 = HK$1, being the exchange rate prevailing on 15 December 2008. The translations should not be taken as a representation that the Renminbi could actually be converted into Hong Kong dollars at that rate or at all.

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 16 December 2008

As at the date of this announcement, the Board comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Kim Shin Bae

Independent non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming